EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company Expanded Earnings Information

For the Quarters and Six-Months Ended June 30, 2004 and June 30, 2003

Jonesboro, GA July 9, 2004:

	Three-months ended June 30, 2004	Three-months ended June 30, 2003	Six-months Ended June 30, 2004	Six-months Ended June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total Assets	$335,000,833	$286,922,672
CCF Net Income for the Period	$992,730	$553,970	$1,576,038	$1,114,907
Basic Earnings per Share for the Period	$0.67	$0.38	$1.06	$0.76
Net Interest Margin	4.05%	4.21%	4.22%	4.29%
Efficiency Ratio	68.14%	68.93%	67.69%	69.28%
Total Loans (end of period)	$258,266,788	$203,006,472
Non-Performing Loans (end of period)	$682,775	$858,875
Non-Performing Assets (end of period)	$2,874,899	$296,980

	Three-months ended June 30, 2004	Three-months ended June 30, 2003	Six-months Ended June 30, 2004	Six-months Ended June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total Deposit Accounts	$285,490,672	$244,380,600
Loan Loss Provision	$300,000	$135,000	$590,000	$270,000
Loan Loss Reserve (end of period)	$3,114,738	$2,877,184
Consolidated Equity (end of period)	$20,665,414	$18,793,167

CCF Holding Company, the holding company of Heritage Bank, announces earnings for the quarter and six-months ending June 30, 2004.

Earnings for the six-month period ending June 30, 2004, increased to $1.58 million, an increase of $461 thousand, or 41.36%, over the same period ending June 30, 2003, which had earnings of $1.11 million. For the three month period ending June 30, 2004, earnings increased to $993 thousand, an increase of $439 thousand, or 79.20%. Included in the three and six-month periods ending June 30, 2004, is a $422 thousand pretax gain on the sale of a United States Department of Agriculture guaranteed loan. Income for the six-month period ending June 30, 2004, net of this gain would have been $1.27 million, an increase of $152 thousand, or 13.65% over earnings for the same six-month period ending June 30, 2003. For the three-month period income net of this gain would have been $710 thousand, an increase of $156 thousand or 28.16%, over earnings for the three month period ending June 30, 2003.

The provision for loan losses increased during the six-month period ending June 30, 2004, to $590 from $270 thousand during the same period ending June 30, 2003. This increase of $320 thousand, representing 13.69% of pretax income, substantially impacted the Company’s earnings during the first six-months of 2004. The quarter ending June 30, 2004, had a reserve provision of $300 thousand which is $165 thousand more than the $135 thousand provision for the quarter ending June 30, 2003.

Total loans at June 30, 2004, were $258 million, as compared to $203 million, at June 30, 2003. This represents an increase of $55 million or 27.22%, during the twelve month period ending June 30, 2004.

The loan loss reserve balance at June 30, 2004, was $3.1 million, or 1.22% of loans outstanding. At June 30, 2003, the loan loss reserve was $2.9 million, or 1.41% of loans outstanding. The balance in the loan loss reserve did not increase substantially despite the increased allocations discussed above due primarily to the charge off of two commercial loans in the third quarter of 2003 that had been restructured and carried as non-performing since September 2002. One of these loans continues to pay as agreed under the restructure, but will now be handled as a recovery. The second loan was charged-off as a part of a negotiated settlement.

Based on the bank’s internal calculation the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans, condition of borrowers, and continued monitoring of local economic conditions, as well as, any other external factors.

Non-performing loans totaled $682 thousand at June 30, 2004, which equaled 0.26% of loans outstanding. Non-performing assets increased to $2.9 million, or 0.86%, of total assets. The increase was due to the foreclosure of a non-performing loan during the quarter ending June 30, 2004. Based on current appraisals of this property the Bank does not expect substantial loss.

Consolidated equity for CCF Holding Company was $20.6 million, at June 30, 2004, as compared to $18.8 million, for the period ending June 30, 2003. This is an increase of $1.8 million, or 9.9%. This increase is attributed to earnings.

On March 30, 2004, CCF Holding Company, Jonesboro, Georgia (the “Company”), through its newly-formed wholly owned statutory trust subsidiary, CCF Capital Trust II, completed the sale of $4,500,000 of floating rate trust preferred securities (“Capital Securities”) having a maturity date of March 31, 2034 and a liquidation value of $50,000 per Capital Security. Interest on the Capital Securities is to be paid quarterly on the last day of each March, June, September, and December and is reset quarterly based on the prime rate of interest as announced in the Money Rates section of the Eastern Edition of The Wall Street Journal plus 12.5 basis points, as of the last business day of the preceding quarter. The Company intends to use the net proceeds from the offering for general corporate purposes, including the support of growth of its subsidiary bank through de novo branching and the expansion of product offerings. For more information please refer to the press release dated April 2, 2004.

CCF Holding Company is the parent company of Heritage Bank; a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The bank has six full service offices. Heritage Bank expects to open its seventh branch location on July 23, 2004, in the Eagles Landing – Stockbridge area of Henry County. This will be the third location in Henry County, one of the nation’s fastest growing counties.

The Company’s stock is traded on the Nasdaq SmallCap market under the symbol “CCFH.” The information contained in this press release should be reviewed in conjunction with the Company’s 10-QSB filing when available on the EDGAR system.